Exhibit 21

                             Middlesex Water Company

                                  Subsidiaries


                                                                Jurisdiction of
                                                                  Organization
                                                                  ------------

Tidewater Utilities, Inc.                                          Delaware
Tidewater Environmental Services, Inc.                             Delaware
Pinelands Water Company                                            New Jersey
Pinelands Wastewater Company                                       New Jersey
Bayview Water Company (1)                                          New Jersey
Utility Service Affiliates (Perth Amboy) Inc.                      New Jersey
Utility Service Affiliates, Inc.                                   New Jersey


(1) Bayview was merged into Middlesex Water Company effective January 1, 2006.